TerrAscend Reports Fourth Quarter and Full Year 2024 Financial Results

Fourth Quarter Net Revenue of $74.4 million, up 0.3% from $74.2 million in the third quarter of 2024

Fourth Quarter Gross Profit Margin of 50.2%, up 140 basis points from 48.8% in the third quarter of 2024

Full Year 2024 Net Cash provided by continuing operations of $38.0 million and Free Cash Flow1 of $28.6 million

10th consecutive quarter of positive Cash Flow from continuing operations and 6th consecutive quarter of positive Free Cash Flow1

TORONTO, March 6, 2025 - TerrAscend Corp. ("TerrAscend" or the "Company") (TSX: TSND) (OTCQX: TSNDF), a leading North American cannabis company, today reported its financial results for the fourth quarter and full year ended December 31, 2024. All amounts are expressed in U.S. dollars and are prepared under U.S. Generally Accepted Accounting Principles (GAAP), unless indicated otherwise.

The following financial measures with respect to full year 2024 are reported as results from continuing operations due to the shutdown of the licensed producer business in Canada, which is reported as discontinued operations through September 30, 2023. All historical periods have been restated accordingly.

Fourth Quarter 2024 Financial Highlights

•
Net Revenue was $74.4 million, compared to $74.2 million in Q3 2024, an increase of 0.3% quarter-over-quarter.
•
Gross Profit Margin was 50.2%, up 140 basis points compared to 48.8% in Q3 2024.
•
GAAP Net loss was $30.2 million, compared to a net loss of $21.4 million in Q3 2024; Q4 2024 net loss included a $45.4 million non-cash impairment charge related to the Company’s Michigan business.
•
EBITDA1 loss was $30.6 million, compared to $6.6 million in Q3 2024; Q4 2024 loss included a $45.4 million non-cash impairment charge primarily related to the Company’s Michigan business.
•
Adjusted EBITDA1 was $15.1 million, compared to $13.7 million in Q3 2024.
•
Adjusted EBITDA Margin1 was 20.3%, compared to 18.5% in Q3 2024.
•
Net Cash provided by operating activities was $9.7 million, compared to $1.8 million in Q3 2024.
•
Free Cash Flow1 was $5.0 million, compared to $1.5 million in Q3 2024.

Full Year 2024 Financial Highlights

•
Net Revenue was $306.7 million, compared to $317.3 million in 2023, a decline of 3.3% year-over-year.
•
Gross Profit Margin was 48.9%, compared to 50.3% in 2023.
•
GAAP Net loss from continuing operations was $72.7 million, compared to a net loss from continuing operations of $82.3 million in 2023; Net loss included $47.8 million and $58.1 million of non-cash impairment charges for 2024 and 2023, respectively, primarily related to intangible and fixed assets in the Company’s Michigan business unit.
•
EBITDA from continuing operations1 was $3.3 million, compared to ($3.3) million in 2023.
•
Adjusted EBITDA from continuing operations1 was $60.7 million, compared to $68.8 million in 2023.
•
Adjusted EBITDA Margin from continuing operations1 was 19.8% compared to 21.7% in 2023.
•
Net Cash provided by continuing operations was $38.0 million compared to $31.1 million in 2023.
•
Free Cash Flow1 was $28.6 million compared to $23.4 million in 2023.

"The business performed ahead of our expectations in the fourth quarter. For 2024, we generated $307 million in revenue, $61 million in Adjusted EBITDA from continuing operations, $38 million in positive operating cash flow, and $29 million in free cash flow. This performance was driven by our ability to achieve a #1 market share position in New Jersey for all quarters of 2024, growth of our business in Maryland from negligible revenue in early 2023 to a fourth quarter 2024 run rate of over $70 million, while surpassing 50% gross margin, as well as improved gross margin in Pennsylvania, a state that I am particularly excited about in anticipation of proposed adult-use legislation,” stated Jason Wild, Executive Chairman of TerrAscend. "During the year we completed a non-dilutive debt financing, aided by our $150 million of owned real estate, extending the vast majority of our debt maturities to late 2028. All of these accomplishments in 2024, including achieving our tenth consecutive quarter of positive operating cash flow and sixth consecutive quarter of positive free cash flow, give us confidence in our ability to drive operational efficiencies and growth of our core business while judiciously pursuing multiple greenfield expansion opportunities at increasingly attractive prices.”

Financial Summary Q4 2024, Full Year 2024 and Comparative Periods

All comparative figures have been restated to reflect the classification of the Canadian business as discontinued operations through the third quarter of 2023. Financial results from the fourth quarter of 2023 onward reflect only continuing operations.

(in millions of U.S. Dollars)	Q4 2024	Q3 2024	2024	2023
Revenue, net	74.4	74.2	306.7	317.3

Quarter-over-Quarter increase	0.3%	-4.3%
Year-over-Year increase	-14.1%	-16.8%	-3.3%	28.0%

Gross profit	37.3	36.2	150.0	159.7
Gross profit margin	50.2%	48.8%	48.9%	50.3%

General & Administrative expenses	28.0	31.6	111.6	115.2
Share-based compensation expense (included in G&A expenses above)	2.0	4.3	9.7	7.7
G&A as a % of revenue, net	37.6%	42.6%	36.4%	36.3%

Net loss from continuing operations	(30.2)	(21.4)	(72.7)	(82.3)

EBITDA from continuing operations	(30.6)	6.6	3.3	(3.3)

Adjusted EBITDA from continuing operations[1]	15.1	13.7	60.7	68.8
Adjusted EBITDA Margin from continuing operations[1]	20.3%	18.5%	19.8%	21.7%

Net cash provided by operations - continuing operations	9.7	1.8	38.0	31.1

Free Cash Flow[1]	5.0	1.5	28.6	23.4

1. EBITDA loss, EBITDA from continuing operations, Adjusted EBITDA, Adjusted EBITDA from continuing operations, Adjusted EBITDA margin, Adjusted EBITDA margin from continuing operations, and Free Cash Flow are non-GAAP measures defined in the section titled “Definition and Reconciliation of Non-GAAP Measures” below and reconciled to the most directly comparable GAAP measure, at the end of this release.

2024 Business and Operational Highlights

•
Achieved 10th consecutive quarter of positive operating cash flow and 6th consecutive quarter of positive free cash flow in the fourth quarter of 2024.
•
Signed definitive agreement to enter the Company’s sixth state with the acquisition of Ohio Ratio Cannabis, a well situated and currently profitable dispensary in Ohio. The transaction is expected to close in the coming weeks, subject to regulatory approval.
•
Maintained #1 market share position in New Jersey every quarter in 2024, according to BDSA.
•
All three New Jersey Apothecarium retail locations were ranked in the top 10 out of approximately 200 locations in the state, according to Lit Alerts2.
•
Commenced expansion of cultivation and manufacturing in Boonton, New Jersey to support innovation and enable a broader product portfolio to meet consumer demand.
•
Revenue grew sequentially in Maryland for all four quarters of 2024 while expanding gross margin from 25% to over 50%.
•
Increased market share position in Maryland from #13 in the fourth quarter of 2023 to #6 in the fourth quarter of 2024, according to BDSA. The Company is now only 1.9 market share points away from a #2 position in the state.
•
Initiated expansion of Maryland cultivation facility by adding four additional grow rooms with first harvest expected during the second quarter of 2025.
•
Commenced preparation for anticipated Pennsylvania adult-use implementation, leveraging the Company’s 150 thousand square foot cultivation and manufacturing facility and Apothecarium retail network of six dispensaries.
•
Closed on a senior secured term loan for gross proceeds of $140 million, carrying an interest rate of 12.75%, maturing in August 2028 and containing no warrants or prepayment penalties. The terms of the loan were aided by the Company’s approximately $150 million of owned real estate.
•
Initiated first-ever share repurchase program in August 2024.
•
Implemented company-wide ERP system, enhancing efficiency across departments and providing improved data visibility and control.
•
Completed a series of initiatives that are expected to reduce General & Administrative expenses year-over-year in 2025 by at least $10 million.
•
Appointed Lynn Gefen, TerrAscend’s Chief Legal Officer, to an expanded role as Chief People and Legal Officer, and Corporate Secretary.

2. Data based on total units sold during the fourth quarter of 2024.

Fourth Quarter 2024 Financial Results

Net revenue for the fourth quarter of 2024 was $74.4 million as compared to $74.2 million for the third quarter of 2024, representing quarter-over-quarter growth of 0.3%. This growth was driven by the Company’s #1 market share position in New Jersey combined with sequential revenue growth in Maryland for the fourth consecutive quarter, partially offset by retail decline in Michigan.

Gross profit margin for the fourth quarter of 2024 was 50.2% as compared to 48.8% in the third quarter of 2024. The quarter-over-quarter 140 basis-point expansion was driven by improvements in Maryland and Pennsylvania while New Jersey remained relatively flat quarter-over-quarter.

General & Administrative expenses (G&A) for the fourth quarter of 2024 were $28.0 million as compared to $31.6 million in the third quarter of 2024. The $3.6 million sequential decline in G&A expenses was driven by a $2.3 million reduction in share-based compensation expense and $1.3 million of operating expense reductions.

GAAP Net Loss was $30.2 million, inclusive of $45.4 million of non-cash impairment charges related to the Company’s Michigan business, compared to a net loss of $21.4 million in the third quarter of 2024.

Adjusted EBITDA, a non-GAAP measure, was $15.1 million, a 20.3% Adjusted EBITDA margin, as compared to $13.7 million, a 18.5% Adjusted EBITDA margin, in the third quarter of 2024. The quarter-over-quarter increase was driven by gross margin expansion and G&A expense reduction.

Full Year 2024 Financial Results

Net revenue for the full year 2024 was $306.7 million, compared to $317.3 million for full year 2023. The year-over-year decline was mainly driven by a decline in retail sales in Michigan and New Jersey. The decline in retail sales in Michigan was driven by reduced foot traffic related to reductions in discounting and promotions driven by the Company's ongoing efforts to expand gross margin. The decline in New Jersey was driven by an increase in retail competition related to store openings across the state. These declines were partially offset by wholesale revenue growth in New Jersey and Pennsylvania and both retail and wholesale revenue growth in Maryland due to a full year of adult-use sales and market share gains in that state.

Gross profit margin for the full year 2024 was 48.9% as compared to 50.3% for the full year 2023. The decline in gross margin was driven by price compression in New Jersey and Pennsylvania, partially offset by margin improvement in Maryland related to the Company’s expansion and continued productivity gains and cost reductions in that market.

G&A expenses for the full year 2024 were $111.6 million compared to $115.2 million in 2023, representing a 3% decline in G&A expenses year-over-year. This reduction in G&A expense was related to the Company’s on-going initiatives to optimize its G&A expenses. G&A as a percent of revenue was unchanged versus the prior year at 36.3%.

Net loss from continuing operations for the full year 2024 was $72.7 million compared to a net loss of $82.3 million in 2023. Both 2024 and 2023 included $47.8 million and $58.1 million, respectively, of non-cash impairment charges primarily related to intangible and fixed assets in the Company’s Michigan business unit.

Full year 2024 Adjusted EBITDA from continuing operations, a non-GAAP measure, was $60.7 million compared to $68.8 million in 2023. The year-over-year change in Adjusted EBITDA from continuing operations was driven by lower revenue and gross profit margin, partially offset by lower G&A expenses year-over-year. Adjusted EBITDA margin from continuing operations for the full year was 19.8% as compared to 21.7% in 2023.

Balance Sheet and Cash Flow

Cash and cash equivalents, including $600,000 of restricted cash, were $27.0 million as of December 31, 2024, compared to $27.2 million as of September 30, 2024. Net cash provided by operating activities was $9.7 million for the fourth quarter of 2024 compared to $1.8 million in the third quarter of 2024. This represented the Company’s tenth consecutive quarter of positive cash flow from continuing operations. Capex spending was $4.7 million in the fourth quarter of 2024, mainly related to the Company’s expansions at its facilities in New Jersey and Maryland. Free cash flow was $5.0 million compared to $1.5 million in the third quarter of 2024, representing the Company’s sixth consecutive quarter of positive free cash flow. During the quarter, the Company distributed $2.9 million to its New Jersey partners and made $1.4 million of principal payments on its debt.

As of March 5, 2025, there were approximately 369 million basic shares of the Company issued and outstanding, including 292 million common shares, 13 million preferred shares as converted, and 63 million exchangeable shares. Additionally, there were 43.1 million warrants and options outstanding at a weighted average price of $3.90.

Conference Call Details

TerrAscend will host a conference call today, March 6, 2025, to discuss these results. Jason Wild, Executive Chairman, Ziad Ghanem, President and Chief Executive Officer, and Keith Stauffer, Chief Financial Officer, will host the call starting at 5:00 p.m. Eastern time. A question-and-answer session will follow management's presentation.

Date:	Thursday, March 6, 2025
Time:	5:00 p.m. Eastern Time
Webcast:	https://app.webinar.net/MnqwOWP3G5o
Dial-in Number:	1-888-510-2154
Replay:	1-289-819-1450 or 1-888-660-6345 Available until 12:00 midnight Eastern Time on Thursday, March 20, 2025 Replay Entry Code: 33966#

About TerrAscend

TerrAscend is a leading TSX-listed cannabis company with interests across the North American cannabis sector, including vertically integrated operations in Pennsylvania, New Jersey, Maryland, Michigan and California through TerrAscend Growth Corp. and retail operations in Canada, TerrAscend operates The Apothecarium, Gage and other dispensary retail locations as well as scaled cultivation, processing, and manufacturing facilities in its core markets. TerrAscend’s cultivation and manufacturing practices yield consistent, high-quality cannabis, providing industry-leading product selection to both the medical and legal adult-use markets. The Company owns or licenses several synergistic businesses and brands including Gage Cannabis, The Apothecarium, Cookies, Lemonnade, Ilera Healthcare, Kind Tree, Legend, State Flower, Wana, and Valhalla Confections. For more information visit www.terrascend.com.

Caution Regarding Cannabis Operations in the United States

Investors should note that there are significant legal restrictions and regulations that govern the cannabis industry in the United States. Cannabis remains a Schedule I drug under the U.S. Controlled Substances Act, making it illegal under federal law in the United States to, among other things, cultivate, distribute or possess cannabis in the United States. Financial transactions involving proceeds generated by, or intended to promote, cannabis-related business activities in the United States may form the basis for prosecution under applicable US federal money laundering legislation.

While the approach to enforcement of such laws by the federal government in the United States has trended toward non-enforcement against individuals and businesses that comply with medical or adult-use cannabis programs in states where such programs are legal, strict compliance with state laws with respect to cannabis will neither absolve TerrAscend of liability under U.S. federal law, nor will it provide a defense to any federal proceeding which may be brought against TerrAscend. The enforcement of federal laws in the United States is a significant risk to the business of TerrAscend and any proceedings brought against TerrAscend thereunder may adversely affect TerrAscend’s operations and financial performance.

Forward-Looking Information

This press release contains “forward-looking information” within the meaning of applicable securities laws. Forward-looking information contained in this press release may be identified by the use of words such as, “may”, “would”, “could”, “will”, “likely”, “expect”, “anticipate”, “believe, “intend”, “plan”, “forecast”, “project”, “estimate”, “outlook” and other similar expressions, and include, but not limited to, statements with respect to the Company’s expectations for its overall operational improvements, growth and expansion opportunities; the expected closing of signed acquisitions and the anticipated profitability of acquired dispensaries; the potential benefits of facility expansions; and the outcome of cost reduction initiatives. Forward-looking information is not a guarantee of future performance and is based upon a number of estimates and assumptions of management in light of management’s experience and perception of trends, current conditions and expected developments, as well as other factors relevant in the circumstances, including assumptions in respect of current and future market conditions, the current and future regulatory environment, and the availability of licenses, approvals and permits.

Although the Company believes that the expectations and assumptions on which such forward-looking information is based are reasonable, undue reliance should not be placed on the forward-looking information because the Company can give no assurance that they will prove to be correct. Actual results and developments may differ materially from those contemplated by these statements. Forward-looking information is subject to a variety of risks and uncertainties that could cause actual events or results to differ materially from those projected in the forward-looking information. Such risks and uncertainties include, but are not limited to, current and future market conditions; risks related to federal, state, provincial, territorial, local and foreign government laws, rules and regulations, including federal and state laws in the United States relating to cannabis operations in the United States; and the risk factors set out in the Company’s most recently filed MD&A, filed with the Canadian securities regulators and available under the Company’s profile on

SEDAR+ at www.sedarplus.ca and in the section titled “Risk Factors” in the Company’s Annual Report for the year ended December 31, 2024 filed with the Securities and Exchange Commission on March 6, 2025.

The statements in this press release are made as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking information, whether, as a result of new information, future events, or results or otherwise, other than as required by applicable securities laws.

Definition and Reconciliation of Non-GAAP Measures

In addition to reporting the financial results in accordance with GAAP, the Company reports certain financial results that differ from what is reported under GAAP. Non-GAAP measures used by management do not have any standardized meaning prescribed by GAAP and may not be comparable to similar measures presented by other companies. The Company believes that certain investors and analysts use these measures to measure a company’s ability to meet other payment obligations or as a common measurement to value companies in the cannabis industry, and the Company calculates: (i) Free cash flow from net cash provided by operating activities from continuing operations less capital expenditures for property and equipment, which management believes is an important measurement of the Company's ability to generate additional cash from its business operations, (ii) EBITDA loss, EBITDA from continuing operations, Adjusted EBITDA and Adjusted EBITDA from continuing operations as net loss, adjusted to exclude provision for income taxes, finance expenses, depreciation and amortization, share-based compensation, loss on extinguishment of debt, gain (loss) from revaluation of contingent consideration, gain (loss) on disposal of fixed assets, Impairment of goodwill and intangible assets, impairment of property and equipment and right of use assets, bad debt recovery, unrealized and realized loss on investments, (gain) loss on lease termination and derecognition of finance lease, unrealized and realized foreign exchange, gain on fair value of derivative liabilities and purchase option derivative assets, restructuring and executive severance, legal settlements and certain other items, which management believes is not reflective of the ongoing operations and performance of the Company , and (iii) General & Administration expense, excluding stock-based compensation, which management believes provides a clearer view of the Company’s core operating cost structure by removing the impact of non-cash, equity-based compensation expenses.. Such information is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

For more information regarding TerrAscend:

Keith Stauffer

Chief Financial Officer

ir@terrascend.com

717-343-5386

Investor Relations Contact:

KCSA Strategic Communications

Valter Pinto, Managing Director

Valter@KCSA.com

212-896-1254

TerrAscend Corp.

Consolidated Balance Sheets

(Amounts expressed in thousands of United States dollars, except for share and per share amounts)

	At	At
	December 31, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$26,381	$22,241
Restricted cash	606	3,106
Accounts receivable, net	20,880	19,048
Investments	1,727	1,913
Inventory	48,799	51,683
Prepaid expenses and other current assets	6,040	4,898
Total current assets	104,433	102,889
Non-current assets
Property and equipment, net	184,019	196,215
Deposits	168	337
Operating lease right of use assets	41,355	43,440
Intangible assets, net	169,604	215,854
Goodwill	106,929	106,929
Other non-current assets	722	854
Total non-current assets	502,797	563,629
Total assets	$607,230	$666,518

Liabilities and shareholders' equity
Current liabilities
Accounts payable and accrued liabilities	$46,725	$49,897
Deferred revenue	5,129	4,154
Loans payable, current	6,761	137,737
Contingent consideration payable, current	3,121	6,446
Operating lease liability, current	2,511	1,244
Derivative liability, current	92	—
Lease obligations under finance leases, current	1,864	2,030
Corporate income tax payable	11,531	4,775
Other current liabilities	795	717
Total current liabilities	78,529	207,000
Non-current liabilities
Loans payable, non-current	183,461	61,633
Operating lease liability, non-current	42,469	45,384
Lease obligations under finance leases, non-current	—	407
Derivative liability, non-current	451	5,162
Convertible debt	9,114	7,266
Deferred income tax liability	8,428	17,175
Contingent consideration payable, non-current	172	—
Liability on uncertain tax position	106,991	79,627
Other long term liabilities	799	2,124
Total non-current liabilities	351,885	218,778
Total liabilities	430,414	425,778
Commitments and contingencies
Shareholders' equity
Share capital
Series A, convertible preferred stock, no par value, unlimited shares authorized; 12,350 and 12,350 shares outstanding as of December 31, 2024 and December 31, 2023, respectively	—	—
Series B, convertible preferred stock, no par value, unlimited shares authorized; 600 and 600 shares outstanding as of December 31, 2024 and December 31, 2023, respectively	—	—
Exchangeable shares, no par value, unlimited shares authorized; 63,492,038 and 63,492,038 shares outstanding as of December 31, 2024 and December 31, 2023, respectively	—	—
Common shares, no par value, unlimited shares authorized; 293,232,131 and 288,327,497 shares outstanding as of December 31, 2024 and December 31, 2023, respectively	—	—
Treasury stock, no par value; 129,500 and nil shares outstanding as of December 31, 2024 and December 31, 2023, respectively	—	—
Additional paid in capital	952,463	944,859
Accumulated other comprehensive income	3,011	1,799
Accumulated deficit	(778,514)	(704,162)
Non-controlling interest	(144)	(1,756)
Total shareholders' equity	176,816	240,740
Total liabilities and shareholders' equity	$607,230	$666,518

TerrAscend Corp.

Consolidated Statements of Operations and Comprehensive Loss

(Amounts expressed in thousands of United States dollars, except for share and per share amounts)

	For the Years Ended
	December 31, 2024	December 31, 2023	December 31, 2022
Revenue, net	$306,677	$317,328	$247,829

Cost of sales	156,717	157,630	146,325

Gross profit	149,960	159,698	101,504

Operating expenses:
General and administrative	111,596	115,189	115,588
Amortization and depreciation	8,823	9,433	9,658
Impairment of intangible assets	39,334	51,303	140,727
Impairment of goodwill	—	4,690	170,357
Impairment of property and equipment and right of use assets	8,511	2,079	1,089
Other operating income	(1,198)	(3,131)	—
Total operating expenses	167,066	179,563	437,419

Loss from operations	(17,106)	(19,865)	(335,915)

Other expense (income)
Loss (gain) from revaluation of contingent consideration	2,465	(645)	(1,061)
Loss (gain) on extinguishment of debt	1,662	—	(4,153)
Gain on fair value of derivative liabilities and purchase option derivative assets	(4,549)	(322)	(58,523)
Finance and other expenses	34,370	37,041	35,893
Transaction and restructuring costs	—	344	1,445
Unrealized and realized foreign exchange loss (gain)	940	(53)	712
Unrealized and realized loss (gain) on investments	238	2,603	(43)
Loss from continuing operations before provision for income taxes	(52,232)	(58,833)	(310,185)
Provision for (benefit from) income taxes	20,438	23,453	(10,783)
Net loss from continuing operations	$(72,670)	$(82,286)	$(299,402)

Discontinued operations:
Loss from discontinued operations, net of tax	$—	$(4,444)	$(25,949)
Net loss	$(72,670)	$(86,730)	$(325,351)

Foreign currency translation adjustment	(1,212)	286	738
Comprehensive loss	$(71,458)	$(87,016)	$(326,089)

Net loss from continuing operations attributable to:
Common and proportionate Shareholders of the Company	$(80,232)	$(91,101)	$(303,959)
Non-controlling interests	$7,562	$8,815	$4,557

Comprehensive loss attributable to:
Common and proportionate Shareholders of the Company	$(79,020)	$(95,831)	$(330,646)
Non-controlling interests	$7,562	$8,815	$4,557

Net loss per share - basic & diluted:
Continuing operations	$(0.28)	$(0.33)	$(1.24)
Discontinued operations	—	(0.02)	(0.11)
Net loss per share - basic & diluted	$(0.28)	$(0.35)	$(1.35)
Weighted average number of outstanding common shares	291,513,878	279,285,588	244,351,028

TerrAscend Corp.

Consolidated Statements of Cash Flows

(Amounts expressed in thousands of United States dollars, except for share and per share amounts)

	For the Years Ended
	December 31, 2024	December 31, 2023	December 31, 2022
Operating activities
Net loss from continuing operations	$(72,670)	$(82,286)	$(299,402)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Non-cash adjustments of inventory	—	985	9,082
Accretion expense	11,622	10,674	9,740
Depreciation of property and equipment and amortization of intangible assets	20,103	20,382	22,624
Amortization of operating right-of-use assets	2,882	2,319	1,980
Share-based compensation	9,706	7,707	12,162
Deferred income tax recovery	(8,746)	(18,615)	(35,299)
Gain on fair value of derivative liabilities and purchase option derivative assets	(4,549)	(322)	(58,523)
Gain on disposal of fixed assets	(30)	(1,914)	—
Unrealized and realized loss (gain) on investments	238	2,603	(43)
Loss (gain) from revaluation of contingent consideration	2,465	(645)	(1,061)
Impairment of goodwill and intangible assets	39,334	55,993	311,084
Impairment of property and equipment and right of use assets	8,511	2,079	1,089
(Gain) loss on lease termination and derecognition of finance lease	(1,220)	(1,217)	1,163
Release of indemnification asset	—	—	3,973
Bad debt (recovery) expense	(1,136)	—	9,941
Employee Retention Credits recorded in other income	—	—	(9,440)
Loss (gain) on extinguishment of debt	1,662	—	(4,153)
Debt modification fees	—	—	2,507
Unrealized and realized foreign exchange loss (gain)	940	(53)	712
Changes in operating assets and liabilities
Receivables	(2,950)	(9,259)	2,862
Inventory	4,166	(5,185)	676
Prepaid expense and other current assets	307	1,198	856
Deposits	169	500	3,666
Other assets	78	797	711
Accounts payable and accrued liabilities and other payables	(5,288)	644	(12,103)
Operating lease liability	(2,351)	(1,861)	(1,314)
Other liability	(388)	(2,070)	(13,846)
Uncertain tax position liabilities	27,364	66,404	3,905
Contingent consideration payable	—	—	(410)
Corporate income tax payable	6,756	(18,946)	14,598
Deferred revenue	975	1,219	428
Net cash provided by (used in) operating activities- continuing operations	37,950	31,131	(21,835)
Net cash used in operating activities - discontinued operations	—	(3,660)	(4,288)
Net cash provided by (used in) operating activities	37,950	27,471	(26,123)

Investing activities
Investment in property and equipment	(9,362)	(7,762)	(39,631)
Investment in note receivable, net of interest received	(1,460)	—	—
Investment in intangible assets	(1,187)	(1,666)	(2,261)
Principle payments received on lease receivable	—	—	515
Insurance recovery for property and equipment	871	—	—
Success fees related to Alternative Treatment Center license	—	(3,012)	—
Deposits for business acquisition	—	—	(1,065)
Payment for land contracts	(859)	(1,275)	(1,271)
Cash portion of consideration paid in acquisitions, net of cash of acquired	(250)	(16,789)	16,227
Net cash used in investing activities - continuing operations	(12,247)	(30,504)	(27,486)
Net cash provided by (used in) investing activities - discontinued operations	—	14,285	(93)
Net cash used in investing activities	(12,247)	(16,219)	(27,579)

Financing activities
Transfer of Employee Retention Credit	—	12,677	—
Proceeds from loan payable, net of transaction costs	129,382	23,869	43,419
Proceeds from options and warrants exercised	—	98	24,342
Loan principal paid	(146,159)	(50,154)	(42,221)
Loan amendment fee paid and prepayment premium paid	—	(1,178)	(4,977)
Tax distributions to NJ partners	—	—	(1,539)
Capital distributions paid to non-controlling interests	(7,324)	(11,621)	(7,550)
Proceeds from contingent consideration	—	—	(6,630)
Proceeds from private placement, net of share issuance costs	—	20,822	—
Payments made for financing obligations and finance lease	(400)	(1,474)	(1,125)
Repurchases of common shares	(215)	—	—
Net cash (used in) provided by financing activities- continuing operations	(24,716)	(6,961)	3,719
Net cash used in financing activities- discontinued operations	—	(5,539)	—
Net cash (used in) provided by financing activities	(24,716)	(12,500)	3,719

Net increase (decrease) in cash and cash equivalents and restricted cash during the year	987	(1,248)	(49,983)
Net effects of foreign exchange	653	(168)	(2,896)
Cash and cash equivalents and restricted cash, beginning of the year	25,347	26,763	79,642
Cash and cash equivalents and restricted cash, end of the year	$26,987	$25,347	$26,763

TerrAscend Corp.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Amounts expressed in thousands of United States dollars, except for share and per share amounts)

The table below reconciles net loss from continuing operations to EBITDA from continuing operations and Adjusted EBITDA from continuing operations:

	For the Three Months Ended		For the Years Ended
	December 31, 2024	September 30, 2024	December 31, 2024	December 31, 2023
Revenue, net	$74,353	$74,168	$306,677	$317,328

Net loss	(30,163)	(21,419)	(72,670)	(86,730)
Net loss margin %	-40.6%	-28.9%	-23.7%	-27.3%

Loss from discontinued operations	—	—	—	4,444
Loss from continuing operations	(30,163)	(21,419)	(72,670)	(82,286)

Add (deduct) the impact of:
Provision for income taxes	(14,335)	14,373	20,438	23,453
Finance expenses	8,788	8,610	35,402	35,106
Amortization and depreciation	5,074	5,036	20,103	20,382
EBITDA from continuing operations	(30,636)	6,600	3,273	(3,345)
Add (deduct) the impact of:
Share-based compensation	1,986	4,275	9,706	7,707
Loss on extinguishment of debt	—	1,662	1,662	—
(Gain) loss from revaluation of contingent consideration	(1,082)	327	2,465	(645)
(Gain) loss on disposal of fixed assets	(21)	8	(30)	(1,914)
Impairment of goodwill and intangible assets	39,334		39,334	55,993
Impairment of property and equipment and right of use assets	6,073	—	8,511	2,079
Bad debt recovery	—	—	(4,169)	—
Employee Retention Credits Transfer Fee	—	—	—	2,236
Unrealized and realized loss (gain) on investments	25	(14)	238	2,603
(Gain) loss on lease termination and derecognition of finance lease	—	(51)	(1,220)	(1,012)
Unrealized and realized foreign exchange loss (gain)	765	(214)	940	(53)
Gain on fair value of derivative liabilities and purchase option derivative assets	(1,941)	(669)	(4,549)	(322)
Restructuring and executive severance	—		—	921
Legal settlements	—		—	746
Other one-time items	606	1,793	4,533	3,808
Adjusted EBITDA from continuing operations	$15,109	$13,717	$60,694	$68,802
Adjusted EBITDA Margin from continuing operations	20.3%	18.5%	19.8%	21.7%

The table below reconciles Net cash provided by operating activities – continuing operations to Free Cash Flow:

	For the Three Months Ended		For the Years Ended
	December 31, 2024	September 30, 2024	December 31, 2024	December 31, 2023
Net cash provided by operating activities- continuing operations	$9,747	$1,823	$37,950	$31,131
Capital expenditures for property and equipment	(4,739)	(351)	(9,362)	(7,762)
Free Cash Flow	$5,008	$1,472	$28,588	$23,369

The table below reconciles General & administrative expenses to General & administrative expenses, excluding stock-based compensation:

	For the Three Months Ended		For the Years Ended
	December 31, 2024	September 30, 2024	December 31, 2024	December 31, 2023
General & administrative expenses	27,976	31,552	111,596	115,189
Less: stock-based compensation	1,986	4,275	9,706	7,707
General & administrative expenses, excluding stock-based compensation	$25,990	$27,277	$101,890	$107,482